NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3

PATENT ASSIGNMENT AND LICENSE AGREEMENT

by and among

NOVARTIS AG

hereinafter "Novartis"

GENETIC THERAPY, INC.

hereinafter "Genetic Therapy"

and

CELL GENESYS, INC.

hereinafter "Cell Genesys"

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

As used herein, Novartis, Genetic Therapy and Cell Genesys shall be referred to, collectively, as the "Parties," and, individually, as a "Party."

WITNESSETH

WHEREAS, Novartis and Genetic Therapy own and license from Third Parties certain patents related to oncolytic adenovirus vectors for use in therapies for cancer treatment;

WHEREAS, the Parties have agreed to enter into this Agreement in connection with the consummation of the transactions under the Subscription Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions

All capitalized terms used, but not otherwise defined below or in the preamble and recitals above, shall have their meanings set forth in the Definitions Appendix attached hereto as Exhibit F.

"Agreement" shall mean this Patent Assignment and License Agreement, together with all Exhibits attached hereto.

"Assigned Patents" shall mean the Patents, wholly owned by Novartis or Genetic Therapy, identified on Exhibit A attached hereto.

"Effective Date" shall mean the Closing of the transactions contemplated under the Subscription Agreement.

"Improvements" shall mean any and all improvements and inventions, whether patentable or not, (a) made to the technology claimed by or disclosed in the Transaction Patents, and (b) related to the development and commercialization of the Products, including, but not limited to (i) the performance or efficacy of the Products, (ii) reducing any side effects, drug interactions or other adverse effects, and (iii) reducing the cost and/or increase the efficiency or productivity of the manufacturing and production processes.

"[*] Patents" shall mean the Patents, jointly owned by Novartis or Genetic Therapy and [*] identified on Exhibit C attached hereto.

"Licensed Patents" shall mean the Patents, wholly owned by Novartis or Genetic Therapy, identified on Exhibit B attached hereto.

"Materials" shall mean the following in the possession or under the control of Novartis or Genetic Therapy as of the Effective Date: (i) cell lines used to produce the following adenovirus vectors: [*]; (ii) the following adenovirus vectors: [*]; (iii) documentation relating to the production and maintenance of the foregoing cell lines and vectors; (iv) prosecution files and associated docket list for the Assigned Patents; (v) a docket list for the Licensed Patents for which Cell Genesys will receive copies of prosecution documents; and (vi) laboratory notebooks containing invention documentation relevant to any of the foregoing identified vectors.

"[*] Patents" shall mean the Patents, jointly owned by Novartis or Genetic Therapy and the [*] or licensed by Novartis or Genetic Therapy from the [*], identified on Exhibit C attached hereto.

"Sublicensed Patents" shall means the Patents (other than the [*] Patents), licensed to Novartis or Genetic Therapy by Third Parties, identified on Exhibit C attached hereto.

"Target Technology IP" shall mean the target technology intellectual property identified on Exhibits D attached hereto.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

"Transaction Patents" shall mean, collectively, the Assigned Patents, Licensed Patents, [*] Patents, [*] Patents and the Sublicensed Patents.

2. Assignment of Patents

2.1 Conveyance. Novartis and Genetic Therapy hereby assign, convey and transfer to Cell Genesys all their respective right, title and interest in and to the Assigned Patents. Novartis and Genetic Therapy hereby authorize the Commissioner of Patents of the United States and any official of any state or foreign country whose duty it is to issue patents, to issue patents from any patent applications included in the Assigned Patents to Cell Genesys.

2.2 License Back. Cell Genesys hereby grants to Novartis: (a) an exclusive, worldwide, royalty-free, paid-up, perpetual, irrevocable right and license to make, have made, use, sell, offer for sale, import and export the technology and products relating to a [*] for any use and exploitation outside the Field; and (b) a non-exclusive, worldwide, royalty-free, paid-up, perpetual, irrevocable right and license to use the technology and products relating to a [*] for internal research and pre-clinical development activities within the Field for the benefit of Novartis.

2.3 Transfer Rights. The right and license granted under Section 2.2(a) may be freely assigned, sublicensed or otherwise transferred by Novartis to any Person. The right and license granted under Section 2.2(b) may be sublicensed by Novartis only to its Affiliates, and to its authorized contractors, subcontractors and other agents in connection with Novartis' internal research and pre-clinical development activities for the benefit of Novartis. The right and license granted under Section 2.2(b) may not be assigned or otherwise transferred by Novartis without the prior written consent of Cell Genesys; provided, however, Novartis may freely assign or otherwise transfer such right and license to any Affiliate, or to any Person in connection with a merger or sale of all or substantially all of its assets to which this right and license pertains.

2.4 Licensing Rights. Cell Genesys shall have the right to license any of the Assigned Patents to: (i) Novartis under the Development License and Commercialization Agreement, and (ii) to its authorized licensees, contractors, subcontractors and agents solely in connection with the development or commercialization of the Products (including Refused Product Candidates or Rejected Products) in the Field for Cell Genesys' benefit. Cell Genesys shall not license any of the Assigned Patents to a Third Party without the prior written consent of Novartis unless such license is in connection with the development or commercialization of Products (including Refused Product Candidates or Rejected Products) on behalf of Cell Genesys.

3. Patent License of Licensed Patents

3.1 Grant of License of Licensed Patents. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Cell Genesys an exclusive, worldwide right and license under the Licensed Patents to make, have made, use, sell, offer to sell, import and export the Products within the Field. Cell Genesys acknowledges and agrees that: (i) royalties shall be payable for the right and license granted in this Section 3.1 under the Option Agreement, and (ii) the exclusivity granted above shall be subject to the rights granted to Novartis under the Development License and Commercialization Agreement.

3.2 Sublicensing Rights. Cell Genesys shall have the right to sublicense any of the rights granted in Section 3.1 to: (i) Novartis under the Development License and Commercialization Agreement, and (ii) to its authorized licensees, contractors, subcontractors and agents solely in connection with the development or commercialization of the Products (including Refused Product Candidates or Rejected Products) in the Field for Cell Genesys' benefit. Cell Genesys shall not sublicense any of the foregoing right and license to a Third Party without the prior written consent of Novartis unless such sublicense is in connection with the development or commercialization of Products (including Refused Product Candidates or Rejected Products) on behalf of Cell Genesys. Cell Genesys shall ensure that all of its sublicensees shall abide by the applicable terms and conditions of this Agreement. Cell Genesys shall identify to Novartis all of its sublicensees under this Agreement, and shall, upon the request of Novartis, provide copies of the relevant sublicense agreements.

3.3 Retained Rights. Cell Genesys acknowledges and agrees that all rights not expressly granted to Cell Genesys by Novartis under Sections 3.1, 3.2 and 3.3 are retained exclusively by Novartis. Cell Genesys further acknowledges and agrees that Novartis shall retain the non-exclusive, worldwide, fully licensable and transferable rights under the Licensed Patents to use the technology claimed or disclosed in the Licensed Patents for internal research and pre-clinical development activities within the Field for the benefit of Novartis.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

4. Patent License of Third Party Patents

4.1 License Grant of [*] Patents. Subject to the terms and conditions of this Agreement and the acquisition of the necessary consents and the fulfillment of necessary conditions precedent in accordance with Section 4.3 below, Novartis and Genetic Therapy hereby grant to Cell Genesys a non- exclusive, worldwide right and license under the [*] Patents to make, have made, use, sell, offer to sell, import and export the Products within the Field.

4.2 Sublicense Grants. Subject to the terms and conditions of this Agreement and the acquisition of the necessary consents and the fulfillment of necessary conditions precedent in accordance with Section 4.3 below, Novartis and Genetic Therapy hereby grant to Cell Genesys (to the extent permitted under the agreements identified on Exhibit E attached hereto):

(a) a worldwide right and sublicense under the [*] Patents to make, have made, use, sell, offer to sell, import and export the Products within the Field; and

(b) a right and license/sublicense under the applicable Sublicensed Patents to make, have made, use, sell, offer to sell, import and export the Products within the Field.

4.3 Limitations. Cell Genesys acknowledges and agrees that the license granted under Section 4.1 and the licenses/sublicenses granted under Section 4.2 shall be subject to obtaining any necessary consents or fulfilling other conditions precedent to such a grant as required under the applicable agreements identified under Exhibit E, and as required under applicable Law. Each Party shall cooperate with each other to obtain such consents and to fulfill such conditions precedent as soon as reasonably practicable after the Effective Date. Novartis or Genetic Therapy shall use commercially reasonable efforts to maintain the license/sublicenses of the Sublicensed Patents granted under Section 4.2(b) in effect in the event of a termination, transfer or assignment of the applicable license agreements as identified in Exhibit E. Each Party shall cooperate with each other with respect to payment and reporting obligations under such license agreements. With respect to payment and reports from Cell Genesys to the Third Party licensor under such license agreements, Novartis shall forward such payments and reports as required under such license agreements. Cell Genesys further acknowledge and agrees that, except as provided above, Novartis shall have no other obligations or responsibilities with respect to any of the foregoing or that any of the license/sublicenses under Section 4.2 will be or remain effective. Novartis shall provide true and correct copies of the agreements identified under Exhibit E attached hereto as of the Effective Date.

4.4 Assumed Obligations. Cell Genesys agrees that it shall meet all of its obligations and other responsibilities to Novartis and applicable Third Parties with respect to the license granted under Section 4.1 and the licenses/sublicenses granted under Section 4.2, including, without limitation, meeting all of Cell Genesys' obligations under the agreements identified under Exhibit E, and assuming and reimbursing Novartis for all costs, including royalties and other fees, under the agreements identified under Exhibit E hereto.

4.5 Royalties Payable to Third Parties. With respect to any royalties and fees payable by Novartis to Third Parties for the sublicenses granted under Section 4.2, Cell Genesys shall reimburse Novartis for such royalties and fees.

4.6 Retained Rights. Cell Genesys acknowledges and agrees that all rights not expressly granted to Cell Genesys by Novartis or Genetic Therapy under Sections 4.1 and 4.2 are retained exclusively by Novartis or Genetic Therapy. Cell Genesys further acknowledges and agrees that Novartis shall retain the non-exclusive, worldwide, fully licensable and transferable rights under the [*] Patents, [*] Patents and the Sublicensed Patents to use the technology claimed or disclosed in the [*] Patents, [*] Patents and the Sublicensed Patents for internal research and pre-clinical development activities within the Field for the benefit of Novartis.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Certain Obligations of the Parties

5.1 Delivery of Materials. Except as otherwise mutually agreed by the Parties, Novartis shall deliver to Cell Genesys the prosecution files and associated docket list for the Assigned Patents within forty-five (45) Days from the Effective Date, and Novartis shall deliver to Cell Genesys the remainder of the Materials as soon as practicable.

5.2 Due Diligence. Cell Genesys shall use commercially reasonable efforts to develop and commercialize the Products, including, without limitation, under its obligations under the Option Agreement.

5.3 Further Assurances. Each Party covenants and agrees that it will, upon the reasonable request of the other Party, execute and deliver, or cause to be executed or delivered, any and all documents and take any and all actions that may be necessary or desirable to perfect the assignment, conveyance and transfer of the Assigned Patents and the grant of licenses to the Licensed Patents within thirty (30) Days of such request. In the event that any Patent wholly owned by Novartis or Genetic Therapy as of the Effective Date that claims adenovirus vectors [*] is not licensed to Cell Genesys hereunder, such Patents will be automatically licensed to Cell Genesys under Section 3.1 and the Parties shall amend Exhibit B to include such Patents.

5.4 Confidentiality. Each Party shall hold this Agreement and the terms and conditions herein strictly confidential and shall not disclose the existence thereof nor any copy of this Agreement to any Person without the prior written permission of the other Party, except to the extent required under Law.

6. Acknowledgments

6.1 Consideration. The Parties acknowledge and agree that the consideration for this Agreement is the mutual promises and covenants set forth in this Agreement and in the Subscription Agreement.

6.2 Ownership. Cell Genesys acknowledges that Novartis owns all right, title and interest in and to the Licensed Patents, except to the extent such rights and interests are expressly granted to Cell Genesys by Novartis hereunder.

7. Improvements

Except to the extent provided in the Development License and Commercialization Agreement and any limitations, restrictions or obligations to applicable Third Parties with respect to the Transaction Patents, all right, title and interest in and to all Improvements made by (or on behalf of) a Party shall be owned exclusively by such Party.

8. Prosecution and Maintenance

8.1 Assigned Patents. Cell Genesys shall, at its discretion, maintain all Assigned Patents in full force and effect, and prosecute all applications included in the Assigned Patents to grant and issuance. At the request of Cell Genesys, Novartis shall provide reasonable cooperation in connection with such prosecution or maintenance. Cell Genesys shall reimburse Novartis for any reasonable out-of-pocket expenses or costs incurred in connection with such cooperation. Cell Genesys shall keep Novartis informed on an ongoing basis regarding prosecution of the patent applications and maintenance of the patents included in the Assigned Patents and any actions which require to be taken in relation thereto. Cell Genesys shall keep Novartis informed of all filings related to such prosecution or maintenance reasonably in advance of any relevant actions and deadlines and shall consider in good faith the requests and suggestions of Novartis with respect to strategies for filing, prosecuting, maintaining and extending the Assigned Patents.

8.2 Licensed Patents. Novartis shall, at its discretion, maintain all Licensed Patents in full force and effect, and prosecute all applications included in the Licensed Patents to grant and issuance. At the request of Novartis, Cell Genesys shall provide reasonable cooperation in connection with such prosecution or maintenance. Novartis shall reimburse Cell Genesys for any reasonable out-of-pocket expenses or costs incurred in connection with such cooperation. Novartis shall keep Cell Genesys informed on an ongoing basis and shall furnish to Cell Genesys copies of relevant documents regarding substantive matters related to the filing and prosecution of patent applications and maintenance of patents included in the Licensed Patents in the Core Countries, and any actions which require to be taken in relation thereto. Novartis shall keep Cell Genesys informed of all such filings related to such prosecution reasonably in advance of any relevant actions and deadlines and take reasonable account of all comments received from Cell Genesys in relation thereto.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that Novartis elects not to file, prosecute or maintain any patent application or patent within the Licensed Patents or to pay any fee related thereto, in any country, Novartis shall promptly notify Cell Genesys of such election, but in no case later than thirty (30) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. If Cell Genesys desires to take over the filing, prosecution and/or maintenance of one or more patents or applications within the Licensed Patents, then in any such case upon notice to Novartis, Cell Genesys shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents within the Licensed Patents at its own expense on behalf of Novartis. All such patents or patents applications shall remain under the name of and be owned by Novartis. In the event that Cell Genesys takes over the filing, prosecution and/or maintenance of such patent or patent application, Cell Genesys shall keep Novartis reasonably informed on matters regarding such prosecution. Nothing herein shall affect, in any way, Cell Genesys' obligation to pay royalties to Novartis or its obligations under the Transaction Documents.

9. Enforcement

9.1 Notification. In the event that either Party obtains knowledge of any infringement or misappropriation by a Third Party of any of the Transaction Patents, such Party shall inform the other Party promptly of such infringement and provide the other Party with any available evidence of such infringement or misappropriation.

9.2 Enforcement Rights of Novartis. Novartis shall have the right, but not the obligation, to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any Third Party believed to have infringed or misappropriated any Transaction Patents (i) outside the Field, and (ii) within the Field to the extent permitted in the Development License and Commercialization Agreement.

9.3 Enforcement Rights of Cell Genesys. Cell Genesys shall have the right, but not the obligation, to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any Third Party believed to have infringed or misappropriated any (i) Assigned Patent within the Field (except to the extent Novartis has such rights under the Development License and Commercialization Agreement) and (ii) Licensed Patents within the Field (except to the extent Novartis has such rights under the Development License and Commercialization Agreement).

9.4 Enforcement. Any dispute, action, suit or proceeding commenced by a Party (the "Enforcing Party") shall be at its own cost and expense. The other Party (the "Non-Enforcing Party") agrees to cooperate with the Enforcing Party in any such dispute, action, suit or proceeding, in any way reasonably necessary, including being named as a party to such dispute, action, suit or proceeding commenced by the Enforcing Party if so requested by the Enforcing Party or required by law, and all reasonable out-of-pocket expenses incurred by the Non-Enforcing Party in connection therewith shall be reimbursed by the Enforcing Party. The Non-Enforcing Party shall have the right to participate and be represented in any such dispute, action, suit or proceeding commenced by the Enforcing Party by its own counsel at its own expense. The Non-Enforcing Party shall have no claim of any kind against the Enforcing Party based on or arising out of the Enforcing Party's handling or settlement of or decisions concerning any such dispute, action, suit or proceeding (provided, however, any decisions concerning title to any Transaction Patent in dispute shall not be made without the prior consent of the owner of such Transaction Patent, which consent shall not be unreasonably withheld or delayed), and the Non-Enforcing Party hereby irrevocably releases the Enforcing Party from any such claim. Each Party shall have the right to subsequently cease to pursue or withdraw from such dispute, action, suit or proceeding at any time.

9.5 Recoveries. All damages or other compensation of any kind recovered in such dispute, action, suit or proceeding commenced by the Enforcing Party or from any settlement or compromise thereof shall be for the benefit of the Enforcing Party. In the event of a withdrawal by a Party hereunder, such recovery shall be apportioned between the Parties in an amount proportional to the amount paid by each such Party with respect to its costs and expenses in bringing such action, suit or proceeding.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Representations, Warranties and Disclaimer

10.1 Mutual Representations. Each Party represents and warrants to the other Party that: (a) it has the right to enter into this Agreement; and (b) it shall comply with all laws, rules, regulations and requirements of any governmental body as may be applicable to the operation, advertising and promotion of its business to which this Agreement pertains.

10.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NONE OF THE PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO THE TRANSACTION PATENTS AND MATERIALS PROVIDED HEREUNDER AND THAT THE TRANSACTION PATENTS AND MATERIALS PROVIDED HEREUNDER ARE PROVIDED "AS-IS".

10.3 Cell Genesys Acknowledgment. Cell Genesys acknowledges and agrees that Cell Genesys may require additional technologies to which Novartis or Genetic Therapy has no rights, in order to develop, manufacture and commercialize the Products. Novartis and Genetic Therapy make no representation or warranty and specifically disclaim any guarantee that the development of any PRODUCT will be successful, in whole or in part, or that THE TRANSACTION PATENTS and THE MATERIALS will be suitable for commercialization.

11. Indemnity and Limitations

11.1 Cell Genesys Indemnity. Cell Genesys shall defend, indemnify and hold harmless Novartis and Genetic Therapy, their respective agents, directors, officers and employees, at Cell Genesys' cost and expense, from and against any and all Losses incurred or imposed upon any of the foregoing indemnified parties in connection with any Third Party claims, suits, actions, demands or judgments arising out of (i) any products liability claims regarding the Products, subject to the obligations of Novartis under the Development License and Commercialization Agreement, and (ii) breach of Section 4.5.

11.2 Indemnification Procedure. When seeking indemnity under Section 11.1 hereof, Novartis (on behalf of itself and/or Genetic Therapy) (the "Indemnified Party") shall give notice to Cell Genesys (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(a) the Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give notice to the Indemnified Party of the Indemnifying Party's decision to so assume such defense within thirty (30) Days after the date of the notice from the Indemnified Party of the Third Party claim as to which indemnity is sought and acknowledges in writing to the Indemnified Party that any Loss in connection with such claim or any litigation resulting therefrom is a Loss for which the Indemnified Party shall be entitled to indemnification pursuant to this Agreement;

(b) counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with the Indemnified Party's own counsel at the Indemnified Party's own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action; or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

(d) no Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation;

(e) each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

(f) if the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party.

11.3 Limitations. EXCEPT AS PROVIDED IN THE TRANSACTION DOCUMENTS FOR LOSSES WHICH ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS OF THE PARTIES WITH RESPECT TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

11.4 No Other Indemnities. EXCEPT AS PROVIDED UNDER THE TRANSACTION DOCUMENTS, NO PARTY SHALL BE LIABLE FOR, OBLIGATED TO OR HAVE ANY DUTY TO INDEMNIFY THE OTHER PARTIES FOR ANY AND ALL DAMAGES, LOSSES, CLAIMS, LIABILITIES, OBLIGATIONS, COMMITMENTS, COSTS OR EXPENSES, INCLUDING ATTORNEYS' FEES AND COSTS, INCURRED BY THE OTHER PARTIES ARISING OUT OF OR RELATED TO ANY CLAIM ASSERTED BY A THIRD PARTY RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT.

12. Term and Termination

12.1 Term. This Agreement shall commence on the Effective Date and shall expire upon the expiration of the last to expire Patent included in the Transaction Patents.

12.2 Termination for Breach.

(a) In the event that Cell Genesys breaches its obligations under Sections 4.2, 4.4 or 4.5 hereunder with respect to a particular sublicense granted under Section 4.2, Novartis may immediately terminate such sublicense (including any obligations of Novartis with respect to such sublicense) in the event that Cell Genesys has not remedied such breach within sixty (60) Days after Novartis sends written notice specifying such breach to Cell Genesys.

(b) In the event that Cell Genesys breaches its payment obligations under any of the Transaction Documents, Novartis may immediately terminate this Agreement in the event that Cell Genesys has not remedied such breach within sixty (60) Days after Novartis sends written notice specifying such breach to Cell Genesys.

(c) Except as provided above in Sections 12.2(a) and 12.2(b), either Party may at its sole discretion unilaterally terminate this Agreement in the event that the other Party is found or adjudged by a court of competent jurisdiction to be in materially breach any of its obligations under this Agreement.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Termination of this Agreement in accordance with this Section 12.2 shall not affect or impair the non-breaching Party's right to pursue any legal remedy, including, but not limited to, the right to recover damages, for any harm suffered or incurred by the non-breaching Party as a result of such breach or default.

12.3 Termination for Bankruptcy. In addition to the termination rights provided for in Section 12, each Party shall have the right to terminate this Agreement immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted and appeal proceedings are not commenced within a period of seven (7) Days from the date of such petition under the bankruptcy provisions or bankruptcy protection proceedings have commenced of applicable law in respect of the other Party, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties (or analysis proceedings in its jurisdiction of incorporation). However, the foregoing termination will not be applicable to Genetic Therapy and any form of dissolution of Genetic Therapy shall not be applicable as a ground for termination under this Agreement.

12.4 Effect of Termination. Immediately upon the termination of this Agreement, Cell Genesys shall cease all development, manufacture, production, distribution, marketing and sale of the any product covered by the Patents included in the Transaction Patents other than the Assigned Patents (provided, however, Cell Genesys shall continue to be obligated to pay royalties under the Option Agreement with respect to the manufacture, use or sale of products covered by the Assigned Patents, to the extent that the Option Agreement remains in force independent of this Agreement).

12.5 Survival. Sections 1, 2, 5.4, 7, 10, 11 (with respect to claims for actions occurring prior to termination or expiration of this Agreement), 12.4, 12.5 and 13 shall survive expiration or termination of this Agreement for any reason.

13. General Provisions

13.1 Assignment. Except as provided in Section 2.3, this Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (i) either Party may assign the benefit of this Agreement, without the consent of the other party, to any of its Affiliates, if the assigning Party remains obligated on a primary basis for the full performance of its Affiliates' obligations hereunder, and (ii) Novartis may assign this Agreement, without the consent of Cell Genesys, in connection with the transfer or sale of the Transaction Patents or in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or in the event of its merger or consolidation with another company. In the event Cell Genesys consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cell Genesys shall assume the obligations set forth in this Agreement. Any purported assignment in contravention of this Section 13.1 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties hereto.

13.2 Waiver. No provision of this Agreement may be waived except in writing by the Parties hereto. No failure or delay by any Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

13.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4 Counterparts. This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

13.5 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship among the Parties.

13.6 Notices. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by personal delivery (which shall be deemed received when delivered), by reputable international express courier (which shall be deemed received when delivered), by prepaid, certified mail (which shall be deemed received by the other Party on the seventh Business Day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by prepaid certified mail, given by the close of business on or before the next following Business Day:

(a) If to Novartis, at:

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: General Counsel
Fax: +41 61 324 8001

(b) If to Genetic Therapy, at:

Genetic Therapy, Inc.
c/o Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: General Counsel
Fax: +41 61 324 8001

(c) If to Cell Genesys, at:

Cell Genesys, Inc.
500 Forbes Blvd.
South San Francisco, CA 94080
Attention: Stephen A. Sherwin, M.D.
Fax: (650) 266 3010

13.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.8 Entire Agreement. This Agreement, together with the Transaction Documents, contain the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

13.9 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature Page and Exhibits Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this 23rd day of July, 2003, by their duly authorized representatives.

Novartis AG	Cell Genesys, Inc.

By: ________________________________	By: ________________________________
Name:	Name:
Title:	Title:

Genetic Therapy, Inc.

By: ________________________________

Name:

Title:

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

ASSIGNED PATENTS

[*]

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

LICENSED PATENTS

[*]

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

[*] AND SUBLICENSED PATENTS

[*]

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

TARGETING TECHNOLOGY IP

[*]

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

LICENSE AGREEMENTS

[*]

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

DEFINITIONS APPENDIX

1.1. Construction. The terms defined hereinafter, whether used in singular or plural form, shall have the meaning set forth below. Whenever the words "include," "includes" or "including" are used in this Definitions Appendix, they are deemed to be followed by the words "without limitation." The term "party" or "parties" used herein shall refer to Novartis and Cell Genesys, individually or collectively.

1.2. References. Exhibits IV (Financial Appendix), VI (Development Products), and VIII (Confidentiality Appendix) to the Option Agreement shall be incorporated herein by reference and made part hereof.

1.3. "Additional Products" [*]

1.4. "ADE" shall have the meaning set forth in Section 9.5 of the Manufacturing and Supply Agreement.

1.5. "Adjusted Net Sales" shall mean, with respect to a Product, the Net Sales of such Product less any Third Party Obligations in connection with such Product.

1.6. "Affiliate", with respect to a party, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A Person shall be regarded as in control of another Person if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person. For the purposes of the Transaction Documents, Novartis and Cell Genesys shall not be deemed Affiliates of each other.

1.7. "Allocable Overhead" shall have the meaning set forth in the Financial Appendix.

1.8. "[*] Subcontractors" shall mean subcontractors of Cell Genesys [*] to manufacture and supply the Bulk Products and/or Devices for the benefit of Novartis under the Manufacturing and Supply Agreement.

1.9. "Assigned Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.10. "Assignment and License Agreement" shall mean the Patent Assignment and License Agreement, dated as of the Closing, among Novartis, Genetic Therapy, Inc. and Cell Genesys.

1.11. "Bulk Product" shall mean the applicable Option Product in bulk form, together with Devices, meeting their respective Specifications and having passed all Processing stages, that are manufactured by Cell Genesys and [*] Subcontractors.

1.12. "Business Day" shall mean any day other than Saturday, Sunday or other Days on which commercial banks in New York, New York or Basel, Switzerland are authorized or required by law or executive order to close.

1.13. "Cell Genesys Inventions" shall mean all inventions, discoveries and/or improvements thereto made by Cell Genesys or a Cell Genesys' Affiliate that may be subject to a Patent.

1.14. "Cell Genesys Know-How" shall mean all Know-How Controlled by Cell Genesys relating to an Option Product.

1.15. "Cell Genesys Patents" shall mean any Patents Controlled by Cell Genesys, and Cell Genesys' interest in any Joint Patent, having one or more Valid Claims covering a Development Product (including a Substitute Product, if applicable) or its manufacture or use.

1.16. "Cell Genesys Technology" shall mean, collectively, the Cell Genesys Patents and Cell Genesys Know-How.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.17. "cGMP" shall mean then-current rules concerning good manufacturing practices according to the U.S. Code of Federal Regulations, the then-current EU/PIC GMP Guidelines, and the corresponding national laws and regulations.

1.18. "Change of Control Event" shall mean (i) a merger, reorganization or consolidation of Cell Genesys which results in the voting securities of Cell Genesys, outstanding immediately prior to such transaction, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction, (ii) any Third Party (other than any trustee or other fiduciary holding securities under an employee benefit plan of Cell Genesys), or any corporation or other entity owned directly or indirectly by the stockholders of Cell Genesys in substantially the same proportion as their ownership of stock of Cell Genesys), together with its Affiliates, becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of Cell Genesys, or (iii) a sale of all or substantially all of the business of Cell Genesys.

1.19. "China" shall mean the People's Republic of China and Taiwan.

1.20. "Clinical Supply" shall mean the quantities of Bulk Product that are required for Clinical Trials by a party or the parties to conduct preclinical studies and Clinical Trials Phase I-III in connection with the terms of the Development License and Commercialization Agreement.

1.21. "Clinical Trials" shall mean Phase I Clinical Trial, Phase I/II Clinical Trial, Phase I/IIA Clinical Trial, Phase IIA Clinical Trial, Phase IIB Clinical Trial, Phase III Clinical Trial, Phase IIIB Clinical Trial, Phase IV Clinical Trial or a combination thereof.

1.22. "Closing" shall mean the closing date (July 23, 2003) of the transactions contemplated under the Subscription Agreement.

1.23. "Commercial Use" shall mean, with respect to a particular Product, any and all activities directed to promoting, marketing, using for commercial purposes, importing, exporting, distributing, selling or offering to sell (including pre-marketing), sampling, conducting post-marketing drug surveillance and conducting Phase IV clinical trials with respect to such Product.

1.24. "Competing Product" shall mean any product developed by Cell Genesys that has or is contemplated to be registered for the same Indication(s) as an Option Product in the Field, excluding any Refused Product Candidates and Rejected Products.

1.25. "Components" shall mean have the meaning set forth in Section 2.1(a) of the Manufacturing and Supply Agreement.

1.26. "Confidential Information" shall have the meaning set forth in the Confidentiality Appendix.

1.27. "Confidentiality Appendix" shall mean the Confidentiality Appendix, attached as Exhibit VIII to the Option Agreement.

1.28. "Controlled" shall mean the legal authority or right of a party hereto to assign, convey, transfer or grant a license or sublicense of IP rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party.

1.29. "Co-Promote" shall mean to undertake and implement the activities of each party under the Co-Promotion.

1.30. "Co-Promotion" shall mean the joint commercialization of the Option Product by the parties in the U.S.

1.31. "Core Countries" shall mean the U.S., Canada, Japan and Europe (Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom).

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.32. "Cost of Bulk Product" shall have the meaning set forth in the Financial Appendix.

1.33. "Cost of Finished Product" shall have the meaning set forth in the Financial Appendix.

1.34. "Cost of Goods Sold" shall have the meaning set forth in the Financial Appendix.

1.35. "Cost of Sales" shall have the meaning set forth in the Financial Appendix.

1.36. "Days" shall mean any day, including working days, public holidays and weekend days.

1.37. "Development Costs" shall have the meaning set forth in the Financial Appendix.

1.38. "Development License and Commercialization Agreement" shall mean the Development License and Commercialization Agreement(s) to be entered into by Novartis and Cell Genesys. The form of the Development License and Commercialization Agreement is attached as Exhibit II to the Option Agreement.

1.39. "Development Information" shall have the meaning set forth in Section 4.2 of the Option Agreement.

1.40. "Development Products" shall be the adenovirus vectors described in Exhibit VI (Development Products) to the Option Agreement.

1.41. "Deviating Bulk Product" shall mean a Bulk Product affected by any Deviation.

1.42. "Deviation" shall mean any failure of a Bulk Product to conform to the Specifications, cGMP or the quality requirements set forth the Supply and QA Agreement.

1.43. "Devices" shall mean the unfilled vials or other appropriate devices that are required for filling of Bulk Products in accordance with the Specifications.

1.44. "Disclosing Party" shall mean the party disclosing its proprietary Confidential Information.

1.45. "Distribution Costs" shall have the meaning set forth in the Financial Appendix.

1.46. "Early Selection Criteria" or "ESC" shall have the meaning set forth in Exhibit III to the Option Agreement.

1.47. "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products.

1.48. "EU" shall mean the European Union.

1.49. "Excluded Costs" shall have the meaning set forth in Section 6.3.3(iii) of the Development License and Commercialization Agreement.

1.50. "Exercise Notice" shall have the meaning ascribed to it in Section 4.7 of the Option Agreement.

1.51. "FCA" shall mean have the meaning set forth in Section 5.2(d) of the Manufacturing and Supply Agreement.

1.52. "FDA" shall mean the United States Food and Drug Administration.

1.53. "Fee" shall have the meaning ascribed to it in Section 3.1 of the Option Agreement.

1.54. "Field" [*]

1.55. "Finance Sub-Committee" shall have the meaning set forth in the Financial Appendix.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.56. "Financial Appendix" shall mean the Financial Appendix attached as Exhibit IV to the Option Agreement.

1.57. "Finished Product" shall mean any formulation or dosage of the Option Product in finished form for Commercial Use approved by the applicable Regulatory Authority(ies), including all product labeling or other package inserts or materials required by the applicable Regulatory Authority(ies).

1.58. "Firm Order" shall mean have the meaning set forth in Section 5.2(b) of the Manufacturing and Supply Agreement.

1.59. "First Commercial Sale" shall mean the first commercial sale of the Option Product by Novartis or an Affiliate or sublicensee of Novartis and/or Cell Genesys in a country in the Option Territory following Regulatory Approval of the Option Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which the Option Product is first commercially launched in such country.

1.60. "Fully Burdened Manufacturing Cost" shall have the meaning set forth in the Financial Appendix.

1.61. "General and Administrative Costs" shall have the meaning set forth in the Financial Appendix.

1.62. "Gross Sale Price" shall have the meaning set forth in the Financial Appendix.

1.63. "HSE Procedures" shall mean have the meaning set forth in Section 2.1(f) of the Manufacturing and Supply Agreement

1.64. "Improvements" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.65. "IND" means the investigational new drug application relating to the Development Period or Substitute Product, as the case may be, filed with the FDA pursuant to United States Code published at 21 U.S.C. 355(i) and corresponding regulations at 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing in another country in the Option Territory.

1.66. "Indication" shall mean any human indications which can be treated, prevented or cured or whose progressions can be delayed.

1.67. "IP" shall mean intellectual property of all types, including, without limitation, Patents, copyrights, trademarks, service marks, trade dress, trade secrets, know-how, technology, data, invention (whether patented or not), data exclusivity, orphan drug exclusivity and other marketing exclusivity, and registrations and applications for registration of the foregoing.

1.68. "Joint Development Committee" or "JDC" shall have the meaning set forth in Section 3.5 of the Development License and Commercialization Agreement.

1.69. "Joint Patents" shall have the meaning set forth in Section 8.1.4 of the Development License and Commercialization Agreement.

1.70. "Know-How" means all proprietary material and information, including data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether or not patentable or confidential, that are Controlled by a party to the Option Agreement or its Affiliates and that relate to the discovery, development, utilization, manufacture or use of any Products, including but not limited to processes, techniques, methods, products, materials and compositions.

1.71. "Launch Date" shall mean, for a particular Option Product, the date determined by the JDC as the date for commencing the manufacture of Bulk Product for such particular Option Product for the purposes of First Commercial Sale.

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1.72. "Laws" shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

1.73. "Liaisons" shall have the meaning ascribed to it in Section 2.2(a) of the Development and Option Agreement.

1.74. "Licensed Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.75. "Losses" means all losses, obligations, liabilities, damages, costs and expenses, including reasonable attorney's fees.

1.76. "MAA" shall mean the Marketing Authorization Application for authorization for marketing of an Option Product in the European Union as defined in the applicable regulations and directives and filed with the competent European health authorities.

1.77. "Major Markets" shall mean each of (i) the United States, (ii) the European Union and (iii) other countries in the Option Territory which had been expected by Novartis to generate aggregate sales amounting to [*] of Novartis' expected Gross Sales of the Bulk Product (in its finished packaged form).

1.78. "Manufacturing and Supply Agreement" shall mean the Manufacturing and Supply Agreement(s) to be entered into between Novartis and Cell Genesys. The form of the Manufacturing and Supply Agreement is attached as Exhibit V to the Option Agreement.

1.79. "Manufacturing Responsibilities" shall have the meaning set forth in Section 3.3 of the Manufacturing and Supply Agreement.

1.80. "Manufacturing Standards" shall have the meaning set forth in Section 2.1 of the Manufacturing and Supply Agreement

1.81. "Marketing Costs" shall have the meaning set forth in the Financial Appendix.

1.82. "Marketing Sample" shall mean a sample of the Option Product in Finished Product from to be distributed free of charge to physicians and hospitals for promotional purposes.

1.83. "Materials" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.84. "Novartis Development Program" shall have the meaning set forth in Section 3.1 of the Development License and Commercialization Agreement.

1.85. "Novartis Inventions" shall mean all inventions, discoveries and/or improvements made by Novartis or Novartis' Affiliates that may be subject to a Patent.

1.86. "Novartis Know-How" shall mean all Know-How Controlled by Novartis relating to an Option Product.

1.87. "Novartis Patents" shall mean any Patents Controlled by Novartis, and Novartis' interest in any Joint Patent, having one or more Valid Claims covering the Option Product or its manufacture or use, to the extent such Patents arise out of work performed pursuant to the Option Agreement and the Development License and Commercialization Agreement.

1.88. "Novartis Technology" shall mean, collectively, the Novartis Patents and Novartis Know-How.

1.89. "NDA" shall mean a New Drug Application for authorization for marketing of a Option Product in the United States of America as defined in the applicable laws and regulations and filed with the FDA.

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1.90. "Net Profits" or "Net Losses" shall have the meaning set forth in the Financial Appendix.

1.91. "Net Sales" shall have the meaning set forth in the Financial Appendix.

1.92. "Option" shall have the meaning set forth in Section 4.5 of the Option Agreement.

1.93. "Option Agreement" shall mean the Product Development and Option Agreement, dated as of the Closing, between Novartis and Cell Genesys.

1.94. "Option Period" shall have the meaning set forth in Section 4.4 of the Option Agreement.

1.95. "Option Product" shall mean a Product Candidate with respect to which Novartis has exercised an Option pursuant to the Option Agreement. In each Development License and Commercialization Agreement governing a particular Option Product, the parties shall duly describe such Option Product in Exhibit I attached to such Development License and Commercialization Agreement.

1.96. "Option Product Materials" shall mean (i) biological or chemical substances relating to the Option Product, including, cell lines containing the adenovirus vector, and (ii) documentation relating to the production and maintenance of the foregoing.

1.97. "Option Territory" shall mean all the countries in the world except for China.

1.98. "Other Operating Income/Expenses" shall have the meaning set forth in the Financial Appendix, attached as Exhibit IV to the Option Agreement.

1.99. "Other Products" shall mean the following adenovirus vectors: [*] and adenovirus vectors using Target Technology IP.

1.100. "Other Research and Development Programs" shall have the meaning set forth in Section 2.2 of the Option Agreement.

1.101. "Patents" means all patents and patent applications (and the patents resulting therefrom) existing at the Effective Date, and all patent applications (and the patents resulting therefrom) hereafter filed during the term of the Patent Assignment and License Agreement and Development License and Commercialization Agreement, including any reissues, reexaminations, extensions (including any supplementary protection certificate), continuations, continuations-in-part (to the extent the claims thereof are supported by the specifications of patent applications otherwise included herein), divisions, provisionals, substitute applications, registration patents or patents of addition based on any such patent and all foreign counterparts of any of the foregoing.

1.102. "PDP " shall have the meaning set forth in Section 2.1(a) of the Option Agreement.

1.103. "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.104. "Phase I Clinical Trials" shall mean the initial portion of the clinical development that provides for the continued trials of pharmaceutical product on sufficient numbers of patients to establish safety and tolerability.

1.105. "Phase II Clinical Trial" shall mean that portion of the clinical development that provides for the continued trials of a pharmaceutical product on sufficient numbers of patients to establish safety and tolerability.

1.106. "Post Proof of Concept Development Program" or "Novartis Development Program" shall mean activities associated with development of the Option Product, including (a) manufacture and formulation of the Option Candidate for Clinical Trials; (b) planning, implementation, evaluation and administration of human Clinical Trials, manufacturing process development and scale-up for the commercial manufacture of the Option Product; (c) preparation and submission of applications for Regulatory Approval in connection therewith; and (d) post- market surveillance of approved drug Indications, as required or agreed as part of a marketing approval by any Regulatory Authority.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.107. "Processing" shall mean any and all processing operations, including packaging for shipment, carried out by or on behalf of Cell Genesys in the preparation of the Bulk Product under the Manufacturing and Supply Agreement in accordance with the Processing Procedures.

1.108. "Processing Procedures" shall mean have the meaning set forth in Section 2.1(c) of the Manufacturing and Supply Agreement

1.109. "Product Candidate" shall mean a Development Product or Substitute Product that has successfully completed the Proof of Concept Study.

1.110. "Product Marketing Plan" shall mean the product marketing plan defined by Novartis for an Option Product in connection with the Co-Promotion.

1.111. "Products" shall mean, collectively, the Development Products, Substitute Products, Other Products and Additional Products.

1.112. "Proof of Concept Study" shall mean, with respect to each Development Product or Substitute Product (if applicable), a Phase I study rolling over into a Phase II study which includes a safety evaluation component (Phase I) designed to determine a safe and practical dose for further evaluation of the Development Product or Substitute Product (if applicable), and an efficacy evaluation component (Phase II) in which patients are evaluated for evidence of clinical activity of the Development Product or Substitute Product (if applicable) administered at a safe and practical dose. This Phase I study rolling over into a Phase II study shall include sufficient eligible patients as outlined in an IND submitted to Regulatory Authorities in writing. This Phase I study rolling over into a Phase II study will be conducted in approximately twenty-five (25) to thirty (30) evaluable patients.

1.113. "Quality Assurance" shall mean the quality assurance implemented in accordance with and subject to the Supply and QA Agreement.

1.114. "Receiving Party" shall mean party receiving Confidential Information of the other Party.

1.115. "Refused Product Candidate" shall have the meaning set forth in Section 4.7 of the Option Agreement.

1.116. "Registration" shall mean any and all governmental approvals necessary and/or required to be granted by a regulatory authority for the manufacturing, import, marketing, distribution and sale of the Bulk Product as labeled, packaged and presented for sale to the pharmaceutical trade.

1.117. "Regulatory Approval" shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of an Option Product in that country, including, without limitation and where applicable, approval of use, storage, import, transport, sale, labeling, price, reimbursement and manufacturing. "Regulatory Approval" in the United States shall mean final approval of a BLA or NDA, if applicable, pursuant to United States Code published at 21 U.S.C. 355 and corresponding regulations at 21 C.F.R. Part 314, permitting marketing of the applicable drug product in interstate commerce in the United States. "Regulatory Approval" in the European Union shall mean final approval of the MAA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.118. "Regulatory Authority" shall mean any governmental authority in any country or group of countries competent to grant approval of use, storage, import, transport, sale labeling, pricing and manufacturing for an Option Product.

1.119. "Rejected Product" shall mean any Other Product or Additional Product that has been previously offered by Cell Genesys to Novartis under Section 2.2(b) of the Option Agreement that has been rejected by Novartis, but excluding any such Other Product or Additional Product, which when offered to Novartis, was not going under or had not completed a Phase I study.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.120. "Relevant Cell Genesys Patents" shall have the meaning set forth in Section 8.1.1 of the Option Agreement.

1.121. "Research Program" shall mean all research and development activities undertaken by Cell Genesys with respect to each Development Product and Substitute Product designed to complete the Development Information criteria.

1.122. "Royalty Costs" shall mean have the meaning set forth in the Financial Appendix.

1.123. "Sales Costs" shall have the meaning set forth in the Financial Appendix.

1.124. "Sales Report" shall mean a written report or written reports showing each of (i) the Net Sales of each Product in each country in the Option Territory during the reporting period by any party selling a Product and each Affiliate, licensee and sublicensee who sells a Product; (ii) the royalties, payable in U.S. Dollars in respect of such sales and the basis of calculating those royalties; (iii) withholding taxes, if any, required by law to be deducted in respect of any such sales; (iv) the exchange rates used in converting into U.S. Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; and (v) dispositions of Products other than pursuant to arm's-length sales exclusively for cash.

1.125. "Sales Returns and Allowances" shall have the meaning set forth in the Financial Appendix.

1.126. "Specifications" shall mean have the meaning set forth in Section 2.1(b) of the Manufacturing and Supply Agreement.

1.127. "Subscription Agreement" shall mean the Subscription Agreement, dated July 23, 2003, among Novartis, Genetic Therapy, Inc. and Cell Genesys.

1.128. "Substitute Development Costs" shall mean development costs directly attributed to and incurred by Cell Genesys in connection with the development of a Substitute Product, which development costs are in excess of the Fee.

1.129. "Substitute Product" shall mean a product (including any derivatives or back-ups to the Development Products) that is substituted for any of the Terminated Development Products.

1.130. "Supply and QA Agreement" shall mean have the meaning set forth in Section 2.1(e) of the Manufacturing and Supply Agreement.

1.131. "Target Technology IP" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.132. "Technical Information" shall mean all documents and materials generated by Novartis and Cell Genesys and any Subcontractors, as the case may be, as well as all written amendments thereto, including, without limitation, manufacturing and quality control instructions or requirements under any quality control agreements between the parties (including the Supply and QA Agreement), and specifications necessary to manufacture, label, package Bulk Products, store, handle, stability test, quality control test and release Bulk Products in accordance with the Manufacturing and Supply Agreement.

1.133. "Terminated Development Product" shall have the meaning set forth in Section 2.4 of the Option Agreement.

1.134. "Third Party" shall mean any Person that is not a party or an Affiliate of any party to the Transaction Documents.

1.135. "Third Party Obligations," with respect to a party and a particular Product, shall mean any actual, due and payable amounts by such party to a Third Party pursuant to a licensing arrangement with such Third Party. For the avoidance of any doubt, "Third Party Obligations" of Cell Genesys shall include the reimbursement to Novartis of royalties and other costs under Section 4.5 of the Assignment and License Agreement.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.136. "Transaction Documents" shall mean the Assignment and License Agreement, the Subscription Agreement, Employee Side Letter between Cell Genesys and Genetic Therapy, Inc., the Option Agreement, the Development License and Commercialization Agreement and the Manufacturing and Supply Agreement.

1.137. "Transaction Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.138. "USD" or "US Dollars" shall mean the legal tender (currency) in the United States of America.

1.139. "Valid Claim" shall mean a claim (a) of an issued and unexpired Patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise, or (b) of any patent application included in the Patents that has not been cancelled, withdrawn or abandoned or been pending for more than seven (7) years.

1.140. "Validation" shall mean the validation in accordance with the Validation Plan set forth in Annex 5 attached to the Manufacturing and Supply Agreement.

1.141. "Validation Plan" shall mean have the meaning set forth in Section 2.1(d) of the Manufacturing and Supply Agreement.

[*] Certain information on this page has been omitted and filed separately wit the Commission. Confidential treatment has been requested with respect to the omitted portions.